                                                                   EXHIBIT 11(a)

EXHIBIT 11a. - Computation of Per Share Earnings (unaudited) (in thousands, except per share information)


                                                         THREE MONTHS ENDED      NINE MONTHS ENDED
                                                            SEPTEMBER 30,          SEPTEMBER 30,
                                                        ---------------------  ---------------------
                                                          1995     1994/(1)/     1995     1994/(1)/
                                                        --------  -----------  --------  -----------
Weighted average common shares outstanding               15,286       11,577    13,333       11,570
Incremental shares assumed to be issued                     888          237     2,618           21
                                                        -------   ----------   -------   ----------
Total shares outstanding for calculation                 16,174       11,814    15,951       11,591
                                                        =======   ==========   =======   ==========

Net income (loss) as reported                           $   483   $      209   $ 1,716   $     (219)
Deduct dividends on Cumulative Convertible Preferred
 Stock                                                      (11)         (16)      (42)         (47)
                                                        -------   ----------   -------   ----------
Net income (loss) available to
 common shareholders                                    $   472   $      193   $ 1,674   $     (266)
                                                        =======   ==========   =======   ==========
Net income (loss) per share                                $.03         $.02      $.10        $(.02)
                                                        =======   ==========   =======   ==========
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/(1)/ Earnings per share for the three and nine months ended September 30, 1994, has been restated to reflect the payment of 1994 accrued dividends on the
      Company's Series C Cumulative Convertible Preferred Stock (the "Series C
      Preferred Stock") through the issuance of additional shares of the Series
      C Preferred Stock. Prior to the restatement, the Company had previously reported a net loss of $.02 and $.06 per common share for the three and nine months ended September 30, 1994, respectively. The previously reported amounts were calculated as if the accrued dividends on the Series
      C Preferred Stock would be paid in cash.